FOR IMMEDIATE RELEASE
CONTACT:    Walter E. Daller Jr., Chairman, President and CEO
PHONE:          1-800-423-3945

Parent Company of Harleysville National Bank and Trust Company
Security National Bank and
Citizens National Bank

HARLEYSVILLE NATIONAL CORPORATION INCREASES DIVIDEND

HARLEYSVILLE, PA (February 17, 2004) - The Board of Directors of Harleysville National Corporation (HNC) (NASDAQ:HNBC) declared a regular cash dividend for the first quarter of 2004 of $.17 per share on 23,922,903 shares of outstanding common stock. The dividend, which represents an 11.8% increase over the regular dividend paid in the same period last year, is payable March 15, 2004, to shareholders of record February 27, 2004.

“We are pleased with this great start in 2004,” said Walter E. Daller Jr., Chairman, President and CEO. “As our economy and Harleysville National Corporation continue to grow and change, we look forward to 2004 with optimism,” he said.

Providing Real Life Financial Solutions , Harleysville National Corporation (HNC) has assets in excess of $2.5 billion and operates 41 banking offices in 10 counties throughout Eastern Pennsylvania through its three subsidiary banks - Harleysville National Bank and Trust Company, Citizens National Bank and Security National Bank. Investment Management and Trust Services are provided throughout the company by Harleysville National Bank and Trust Company. HNC continues its fine performance with 28 years of record earnings and 29 years of increased dividends. Harleysville National Corporation’s stock is traded under the symbol “HNBC” and commonly quoted under Nasdaq National Market Issues. For more information, visit the HNC Web site at www.hncbank.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.